Morris Material Handling, Inc.
                  Statement of Computation of Financial Ratios

                       (In thousands, except for ratios)

                                                         Fiscal Year Ended October 31,            For the Quarter Ended January 31,
                                                -----------------------------------------------   ---------------------------------
                                                                                      Pro Forma                          Pro Forma
                                                1993  1994    1995     1996    1997      1997     1997         1998        1998
                                                -----------------------------------------------   ---------------------------------
                                                                                     (unaudited) (unaudited) (unaudited) (unaudited)
Ratio of earnings to fixed charges (1):

    Income (loss) before income taxes
      and minority interest                      N/A   N/A  $21,901  $29,934  $34,745  $ 9,896  $ 6,690      $ 4,112     $(2,124)

    Add:
         Interest Expense                        N/A   N/A      200      245      792   26,503       48          845       6,684
         Rental Expense                          N/A   N/A      786    1,109    1,456    1,456      277          364         364
                                                -----------------------------------------------   ---------------------------------

    Earnings (loss) adjusted for fixed charges   N/A   N/A   22,887   31,288   36,993   37,855    7,015        5,321       4,924
                                                -----------------------------------------------   ---------------------------------

    Fixed Charges

         Interest Expense                        N/A   N/A      200      245      792   26,503       48          845       6,684
         Rental Expense                          N/A   N/A      786    1,109    1,456    1,456      277          364         364
                                                -----------------------------------------------   ---------------------------------

    Total fixed charges                          N/A   N/A      986    1,354    2,248   27,959      325        1,209       7,048
                                                -----------------------------------------------   ---------------------------------

    Ratio of earnings to fixed charges           N/A   N/A    23.21    23.11    16.46     1.35    21.58         4.40          --
                                                ===============================================   =================================

    Deficiency of earnings to fixed charges      N/A   N/A       --       --       --       --       --           --     $(2,124)
                                                ===============================================   =================================


(1) For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as net income before income taxes and minor interest plus interest expenes (including amortization of debt issuance costs) and the portion of rental expense that is representative of the interest factor (deemed to be one third of annual rent expense).